Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS
▪	Achieves Third Quarter Earnings per Diluted Share of $0.37, an Increase of 76% from Prior Year Earnings per Diluted Share of $0.21

▪	Reports Third Quarter Same Store Sales Increase of 1.6%

▪	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., November 3, 2009 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2009 third quarter ended September 27, 2009.
For the fiscal 2009 third quarter, net sales increased to $231.6 million from net sales of $223.2 million for the third quarter of fiscal 2008. As the Company previously reported, same store sales increased 1.6% for the third quarter, representing the second consecutive quarter of same store sales growth despite a continued challenging consumer environment.
Gross profit for the fiscal 2009 third quarter was $78.5 million, compared to $74.3 million in the third quarter of the prior year. The Company’s gross profit margin was 33.9% in the fiscal 2009 third quarter versus 33.3% in the third quarter of the prior year. The improvement in gross profit margin was driven primarily by an increase in merchandise margins of 13 basis points and lower distribution costs.
Selling and administrative expense as a percentage of net sales improved to 28.2% in the fiscal 2009 third quarter versus 29.6% in the third quarter of the prior year. Overall selling and administrative expense declined $0.6 million for the quarter from the same period last year due primarily to lower advertising expense, partially offset by higher store-related expenses.

Net income for the third quarter of fiscal 2009 improved to $8.0 million, or $0.37 per diluted share, from net income of $4.5 million, or $0.21 per diluted share, for the third quarter of fiscal 2008.
For the 39-week period ended September 27, 2009, net sales increased to $657.9 million from net sales of $645.0 million for the same period last year. Same store sales decreased 0.8% in the first 39 weeks of fiscal 2009 versus the same period last year. Net income improved by 49.7% to $15.4 million, or $0.72 per diluted share, for the first 39 weeks of fiscal 2009, from net income of $10.3 million, or $0.48 per diluted share, for the same period last year. Results for the first 39 weeks of fiscal 2008 included a nonrecurring charge of $0.04 per diluted share recorded in the second quarter of fiscal 2008.
“We are pleased to deliver a solid third quarter top and bottom line performance, as our customer value proposition and proven business model continue to produce positive results,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The commitment and hard work of our dedicated associates have enabled us to successfully weather the difficult economic environment and improve many of our key financial metrics. We increased same store sales for the second consecutive quarter and grew net income by 80%. Through prudent inventory management, we lowered inventory levels on a per-store basis by approximately 8% at the end of the third quarter compared to the prior year and we generated operating cash flow of $47.4 million in the first nine months of fiscal 2009, a 61% increase from the same period last year. We also have continued to reduce debt levels, ending the third quarter with $60 million of long-term debt compared to $100 million at the end of the third quarter last year.”
Mr. Miller continued, “We are encouraged that the positive sales trends we experienced during the third quarter have continued, and actually improved, thus far in the fourth quarter. For the first five weeks of the quarter, we have comped positively in the low single-digit range. While the critical holiday period is still ahead and consumer spending habits remain unpredictable, we are excited about our product assortment and promotional plans and believe that our ability to provide tremendous values on quality merchandise will position us well during the gift-giving season.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on December 15, 2009 to stockholders of record as of December 1, 2009.
Guidance
For the fiscal 2009 fourth quarter, the Company expects same store sales in the positive low to low-mid single-digit range and earnings per diluted share in the range of $0.28 to $0.38. For comparative purposes, the Company’s earnings per diluted share for the fourth quarter of fiscal 2008 were $0.17. As a result of the fiscal calendar, the fourth quarter of fiscal 2009 will include 14 weeks and the fourth quarter last year included 13 weeks. The Company’s same store sales guidance above reflects comparable 14-week periods.
Store Openings
During the third quarter of fiscal 2009, the Company did not open any new stores or close any stores and continued to operate 382 stores. The Company anticipates opening two new stores during the fiscal 2009 fourth quarter. The Company expects the number of new store openings in fiscal 2010 to be substantially higher than fiscal 2009.
Conference Call Information
The Company will host a conference call and audio webcast today, November 3, 2009, at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2009 third quarter. To access the conference call, participants in North America should dial (877) 941-1429, and international participants should dial (480) 629-9666. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 17, 2009 by calling (800) 406-7325; passcode is 4176116.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 382 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets (including without limitation any continued or worsening financial distress of Big 5’s primary lender, The CIT Group/Business Credit, Inc.), the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2009. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 27,	December 28,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,903	$9,058
Accounts receivable, net of allowances of $195 and $305, respectively	6,620	16,611
Merchandise inventories, net	232,393	232,962
Prepaid expenses	7,581	8,201
Deferred income taxes	7,941	8,333

Total current assets	258,438	275,165

Property and equipment, net	84,593	94,241
Deferred income taxes	17,060	13,363
Other assets, net of accumulated amortization of $333 and $293, respectively	1,041	1,155
Goodwill	4,433	4,433

Total assets	$365,565	$388,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,124	$88,079
Accrued expenses	60,658	55,862
Current portion of capital lease obligations	1,960	1,942

Total current liabilities	147,742	145,883

Deferred rent, less current portion	23,639	24,960
Capital lease obligations, less current portion	2,641	2,948
Long-term debt	59,697	96,499
Other long-term liabilities	6,252	6,267

Total liabilities	239,971	276,557

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,016,861 and 23,004,087 shares, respectively; outstanding 21,533,566 and 21,520,792 shares, respectively	230	230
Additional paid-in capital	94,301	92,704
Retained earnings	52,429	40,232
Less: Treasury stock, at cost; 1,483,295 and 1,483,295 shares, respectively	(21,366)	(21,366)

Total stockholders’ equity	125,594	111,800

Total liabilities and stockholders’ equity	$365,565	$388,357

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Net sales	$231,582	$223,180	$657,913	$645,041

Cost of sales (1)	153,073	148,925	441,002	430,828

Gross profit (1)	78,509	74,255	216,911	214,213

Selling and administrative expense	65,327	65,962	190,194	193,585

Operating income (1)	13,182	8,293	26,717	20,628

Interest expense	562	1,166	1,883	3,911

Income before income taxes (1)	12,620	7,127	24,834	16,717

Income taxes	4,609	2,669	9,409	6,415

Net income (1)	$8,011	$4,458	$15,425	$10,302

Earnings per share (1):
Basic	$0.37	$0.21	$0.72	$0.48

Diluted	$0.37	$0.21	$0.72	$0.48

Dividends per share	$0.05	$0.09	$0.15	$0.27

Weighted-average shares of common stock outstanding:
Basic	21,435	21,447	21,426	21,673

Diluted	21,747	21,464	21,545	21,685

(1)	In the second quarter of fiscal 2008, the Company recorded a nonrecurring pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced net income for the 39 weeks ended September 28, 2008 by $0.9 million, or $0.04 per diluted share. The Company determined this charge to be immaterial to its prior period consolidated financial statements.